FOR IMMEDIATE RELEASE

COURT RULES IN FAVOR OF ICO ON NEARLY ALL POST-TRIAL MOTIONS

Final Judgment Amount Is $603,227,358

Reston, VA., (Business Wire) March 2, 2009 – ICO Global Communications (Holdings) Limited (ICO) (NASDAQ:  ICOG) announced today that the Los Angeles Superior Court overseeing ICO’s litigation against The Boeing Company and its satellite subsidiary (“BSSI,” and, collectively, "Boeing") (NYSE: BA) has denied nearly all of Boeing’s post-trial motions.  As a result of the rulings, the judgment previously entered on the jury’s compensatory and punitive damages verdicts against both The Boeing Company and its satellite subsidiary is now final.  The final judgment amount is $603,227,358.

Other than determining the amount of recoverable costs to which ICO is entitled, these rulings are the last step in the trial court process that began in 2004.  In October 2008, after a three-month trial, the jury found that BSSI had breached its contract with ICO and engaged in fraud, and that BSSI’s parent, The Boeing Company, had tortiously interfered with ICO’s contract.  The jury further found that in dealing with ICO, BSSI and Boeing acted with malice, oppression or fraud.  The verdicts totaled $371 million in compensatory damages and $236 million in punitive damages.  On January 2, 2009, judgment was entered in favor of ICO, including pre-judgment interest, in the amount of $631 million.  The Court’s final rulings denied six of the seven Boeing motions and granted one motion regarding pricing fraud, reducing the judgment by approximately $28 million — or 4%.

“These final trial court rulings affirming the jury’s verdicts are further testament to the strength of ICO’s case,” commented John Flynn, executive vice president and general counsel for ICO.  “We appreciate the time and effort everyone has put into this important matter, including the Court, our lawyers and, above all, the dedicated jury that devoted months to this case.  If Boeing appeals and posts the nearly $1 billion bond necessary to prevent immediate efforts to collect the judgment, we will continue to vigorously pursue ICO’s rights.  In the meantime, post-judgment interest will accrue on the judgment in the amount of 10% — over $60 million — per year.”
The final judgment is subject to appeals and collection.

Case information can be found at www.lasuperiorcourt.org, case number BC320115.

About ICO

ICO Global Communications (Holdings) Limited is a satellite communications company developing an advanced next-generation hybrid media system, combining both satellite and terrestrial communications capabilities.  In North America, ICO is conducting trials for innovative new mobile services using a satellite-terrestrial network powered by ICO G1, which was launched in 2008. ICO’s satellites are capable of supporting wireless voice, data, and/or Internet services on mobile and portable devices.  ICO is based in Reston, Virginia. For more information, visit www.ico.com.

Safe Harbor Statement

This press release contains forward-looking statements, including statements regarding ICO’s pursuit of its rights on appeal.  These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from our expected results.  These risks include, but are not limited to, the fact that the jury’s verdict is subject to appeal by BSSI and Boeing, and the fact that receipt of the award is subject to collection from BSSI and Boeing.  More information about risks is contained in ICO's most recent Annual Report on Form 10-K and its other filings with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release speak as of the date hereof, and ICO undertakes no obligation to revise or update any forward-looking statements for any reason.

Contact:

Christopher Doherty
ICO Global Communications
703-964-1414
christopher.doherty@ico.com

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